UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2009

Roberts Realty Investors, Inc.
(Exact name of registrant as specified in its charter)

Georgia	001-13183	58-2122873
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Northridge Parkway, Suite 302 Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 394-6000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Roberts Realty Investors, Inc., the registrant, conducts its business through Roberts Properties Residential, L.P. On December 17, 2009, the company entered into two sales contracts with Peachtree Corners Circle, LLC, and purchased a 1.004-acre parcel of land on Peachtree Corners Circle and an adjacent 0.154-acre strip along Peachtree Corners Circle (collectively, the “purchased property”) for a total cash purchase price of $267,000. Two independent appraisals were performed on the purchased property for Roberts Realty’s board of directors and the average of the two appraised values was $445,000. The purchase price of each parcel was equal to 60% of the average appraised value.

The purchased property is located adjacent to Roberts Realty’s Peachtree Parkway property, a 23.5-acre site fronting Peachtree Parkway (Highway 141) in Gwinnett County, Georgia that is zoned for a 292-unit multifamily community. The Peachtree Parkway property is directly across Highway 141 from the Forum, a 580,000 square foot upscale shopping center.

Roberts Realty approached Peachtree Corners Circle, LLC regarding the property because it would improve the access for its Peachtree Parkway property. Charles S. Roberts, the Chief Executive Officer, President, and Chairman of the Board of Directors of Roberts Realty, owns a controlling interest in Peachtree Corners Circle, LLC. Mr. Roberts agreed to sell the property to Roberts Realty for 60% of the average of the two appraised values to allow Roberts Realty to improve its property.

Under the current site plan, the community has only one existing entrance which is at Peachtree Parkway (Highway 141) across from the Forum. The purchased property enables the community to have a second entrance on Peachtree Corners Circle, which provides convenient access to two major thoroughfares, Medlock Bridge Road and Peachtree Parkway. This second entrance also satisfies the fire marshal’s preference to have two entry points for a community of this size or for a future mixed use or high density commercial development.

In addition, the purchased property would enable Roberts Realty to relocate a 140-foot cell phone tower. On the current site plan, the cell tower is located next to the community’s pool and playground amenities, with an easement that allows road access to the cell tower for maintenance. Moving the cell tower to the purchased property would limit its visibility and eliminate an easement running through the heart of the community. The cell tower could then be accessed from Peachtree Corners Circle for maintenance.

Providing this second entrance enhances the site’s potential for both a mixed use and a high density commercial development if Roberts Realty elects to sell, form a joint venture, or subdivide its Peachtree Parkway property. The site will be more attractive to investors and national retailers who typically require multiple access points for large-scale developments.

Roberts Realty’s audit committee, which is composed of two independent directors, approved the transaction in accordance with the committee’s charter in compliance with applicable listing rules of the NYSE Amex Equities stock exchange. Roberts Realty’s board of directors approved the transaction in accordance with Roberts Realty’s Code of Business Conduct and Ethics, with Mr. Roberts abstaining from the vote.

The foregoing description of the material terms of the sales contracts is qualified in its entirety by reference to the full text of the sales contracts filed as Exhibit 10.1 and Exhibit 10.2 to this report which contracts are incorporated into this Item 1.01 by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Sales Contract dated December 17, 2009 between Peachtree Corners Circle, LLC and Roberts Properties Residential, L.P. (1.004-acre parcel on Peachtree Corners Circle).

10.2	Sales Contract dated December 17, 2009 between Peachtree Corners Circle, LLC and Roberts Properties Residential, L.P. (0.154-acre strip along Peachtree Corners Circle).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: December 23, 2009

By: /s/ Charles R. Elliott
Charles R. Elliott
Chief Financial Officer

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